OMB APPROVAL
OMB Number:	3235-0060
Expires:	April 30, 2009
Estimated average burden hours per response...........	5.0

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2013

Maidenform Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-32568	06-1724014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

485F US Hwy 1 South, Iselin, NJ		08830
(Address of principal executive offices)		(Zip Code)

(732) 621-2500

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 5.02 Election of Directors; Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2013, the Board of Directors (the “Board”) of Maidenform Brands, Inc. (the “Company”) announced the election of Richard Johnson to the Board. In addition, Mr. Johnson was named to the Nominating and Governance Committee of the Board. Maidenform Brands, Inc.’s Board of Directors is now comprised of seven members, six of whom constitute independent Directors under NYSE standards. A copy of the Company’s press release announcing Mr. Johnson’s election is attached as Exhibit 99.1 and is incorporated herein by reference.

The Board has determined that Mr. Johnson is independent under the New York Stock Exchange listing standards. There is no arrangement or understanding between Mr. Johnson and any other person pursuant to which Mr. Johnson was elected as a director, and there are no related party transactions involving Mr. Johnson that are reportable under Item 404(a) of Regulation S-K.

Mr. Johnson has been with Foot Locker, Inc. for more than 16 years and currently serves as the Executive Vice President and Chief Operating Officer of Foot Locker, Inc. From July 2011 to May 2012, Mr. Johnson served as Foot Locker, Inc.’s Executive Vice President and Group President – Retail Stores. Prior to such time, he served in a variety of positions of increasing responsibility, including as President and CEO of the Foot Locker divisions in the U.S., President and CEO of Foot Locker Europe, and President and CEO of Footlocker.com/Eastbay.

Mr. Johnson will receive compensation for his service as a nonemployee director pursuant to the Company’s director compensation policy for nonemployee directors.

Item 9.01. Financial Statements and Exhibits.

99.1 Press Release entitled “Maidenform Brands, Inc. Announces Election of Richard Johnson to its Board of Directors” dated January 25, 2013

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAIDENFORM BRANDS, INC.

Date: January 25, 2013	By:	/s/ Nanci I. Prado
		Name:	Nanci I. Prado
		Title:	Executive Vice President and General Counsel

3

Exhibit Index

Exhibit No.	Description

99.1	Press Release entitled “Maidenform Brands, Inc. Announces Election of Richard Johnson to its Board of Directors” dated January 25, 2013

4